Exhibit 10.1

November 28, 2005

Mr. Robert Kees

2806 Northlake Drive

Richmond, VA 23233

Dear Bob:

It is with great pleasure that we offer to you the position of Senior Vice President and CFO with Old Dominion Electric Cooperative.

Should you accept the position, you will report to Jack Reasor, and your salary will be $8,601.42 gross per pay period. Effective January 1, 2006, your vacation accrual will be 6.67 hours per pay period, 20 days per year. Effective January 1, 2007, your vacation accrual will be 8.34 hours per pay period, 25 days per year. Your responsibilities and salary may be subject to periodic review and modification in accordance with Old Dominion’s operational needs, as they may change over time. Your employment with Old Dominion is at-will and is indefinite.

This offer is made on the condition that you accept this offer by signing and returning the enclosed copy to Old Dominion so that we receive it by November 30, 2005, and that you agree to commence your duties on January 1, 2006.

Sincerely,

Tammy M. Coburn

Human Resources Coordinator

AGREED TO AND ACCEPTED BY:

/s/ Robert L. Kees	Dated: 11/28/05
Bob Kees